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                                                                      Exhibit 99


[LOGO] DATA GENERAL

Contact:  Jim Dunlap
(508) 898-6546


                  DATA GENERAL CORPORATION ANNOUNCES FINANCING

        WESTBORO, MASSACHUSETTS, MAY 16, 1997 - Data General Corporation (NYSE:
DGN) today announced that it has entered into an agreement to issue privately $185 million aggregate principal amount of its six percent Convertible Subordinated Notes due 2004.

        Under the terms of the offering, the initial purchasers also have a 30-day option to purchase an additional $27,750,000 of the Notes to cover over-allotments, if any. The issuance of the Notes, which is subject to certain customary closing conditions, is expected to occur on May 21, 1997.

        The Notes will be convertible into common stock of Data General Corporation at a conversion price of $26.194 per share, which represents a twenty-seven percent premium over the reported last sale price on May 15, 1997 of Data General's stock on the New York Stock Exchange.

        Approximately $23 million of the net proceeds of the offering will be used to retire the company's 8 3/8 percent Sinking Fund Debentures due 2002. The balance of the net proceeds will be primarily used to fund the expected expansion of the company's AViiON and CLARiiON businesses, to fund new product development and the expansion of the company's channels of distribution, and for general corporate purposes.

        The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from registration requirements. The company has agreed to file with the Securities and Exchange Commission a shelf registration statement covering resales by holders of the Notes and the common stock issuable upon conversion of the Notes within sixty days after the latest date of original issuance of the Notes.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Data General Corporation, headquartered in Westboro, Massachusetts, specializes in servers, storage systems and related software and services for information technology users worldwide.

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AViiON and CLARiiON are registered trademarks of Data General Corporation.